EXHIBIT 99

NEWS RELEASE
TO BUSINESS EDITOR:

PEOPLES FINANCIAL SERVICES CORP.
HOLDS ANNUAL STOCKHOLDERS’ MEETING

Hallstead Pa, April 23/ – Peoples Financial Services Corp. (OTCBB:PFIS) held its annual stockholders' meeting today at Shadowbrook Inn and Resort, Tunkhannock Pa.

Stockholders elected the following directors to serve as Class I Directors for a three-year term: George H. Stover, Jr., Owner of Stover Appraisal Services; Richard S. Lochen, Jr., partner in Lochen and Chase, Certified Public Accountants; and Ronald G. Kukuchka, President of Ace Robbins. The elected joined the following standing Directors not due for election in 2011: William E. Aubrey, II, President and Chief Executive Officer of Gertrude Hawk Chocolates; Alan W. Dakey, President and Chief Executive Officer of Peoples Financial Services Corp and Peoples Neighborhood Bank; Joseph T. Wright, Jr., partner in Wright and Reihner, PC; and Earle A. Wootton, retired publisher of The Susquehanna County Independent; In addition, stockholders approved an advisory vote on executive compensation.

William E. Aubrey, Chairman of the Board, called the meeting to order and welcomed the nearly 200 stockholders in attendance.  During a brief presentation, President Dakey addressed the stockholders about the Company's recent performance. He reported that the Corporation had a very strong year of financial performance with net income increasing to $6,485,000, an increase of 28% over the prior year.  Earnings per share increased from $1.61 to $2.07 and return on average assets was 1.18% in 2010.  The share price at yearend of $26.60 increased by 47% over the prior year and the shareholder received a 4% increase in dividends in 2010. Based on the closing price on April 21, 2011 of $26.70, PFIS currently provides a dividend return of 3%. PFIS was able to achieve growth in its loan portfolio of 16% over the prior year which is atypical for banks in the current economic environment. Loan quality remains strong and loan demand continues to provide an opportunity for the bank to invest deposits in assets proving favorable returns.

Mr. Dakey expressed optimism about PFIS’s opportunities in 2011. First quarter earnings increased by 18.5% over the prior year.  The bank continues to benefit from deposits and loan growth resulting from Marcellus Shale activity in its primary markets and is one of the only true local community banks serving these markets.

Mr. Dakey introduced two new members of the senior management team, Scott A. Seasock, who joined the Bank as Senior Vice President and Chief Financial Officer in January 2011, and William Lewis, Director of Wealth Management, who joined the Subsidiary at year-end 2010.

Peoples Financial Services Corporation is the parent company of Peoples Neighborhood Bank, an independent community bank with eleven community offices. The community office locations are: Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; Glenburn in Lackawanna County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York. In addition, customers can take advantage of PNB Online Banking services by accessing the Company's website at http://www.peoplesnatbank.com. Peoples Wealth Management is a member managed limited liability company for the purpose of providing investment advisory services to the general public. Peoples Financial Capital Corporation, a wholly-owned subsidiary, maintains and manages intangible investments and collects and distributes income from such investments. The Company's business philosophy includes offering direct access to senior management and other officers and providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures and consistently applied credit policies.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties in the banking industry and overall economy. Such risks and uncertainties are detailed in the Company's Securities and Exchange Commission reports including the Annual Report on Form 10-K for the year ended December 31, 2010.

SOURCE Peoples Financial Services Corp.
/Contact:MEDIA/INVESTORS, Scott A. Seasock, 570.879.2175, of Peoples Financial Services Corp.
Co: Peoples Financial Services Corp.
St: Pennsylvania
In: Fin